                                                                   Exhibit 4.4
                                                                 EXECUTION COPY

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                        MORTGAGE LOAN PURCHASE AGREEMENT


                                    Between


                       GREENPOINT MORTGAGE FUNDING, INC.,


                                   as Seller


                                      and


                      GREENPOINT MORTGAGE SECURITIES INC.,


                                  as Purchaser


                          Dated as of November 1, 2001


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                                TABLE OF CONTENTS

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
ARTICLE I Definitions.................................................................1

ARTICLE II Procedures for Purchase of Mortgage Loans; Conditions Precedent;
           Settlements................................................................1

   Section 2.01. Purchase and Sale....................................................1
   Section 2.02. Delivery of Documents; Purchase of Initial Mortgage Loans............2
   Section 2.03. Delivery of Documents; Purchases of Subsequent Mortgage Loans........3
   Section 2.04. Purchase Requests....................................................3
   Section 2.05. Survival of Representations..........................................3
   Section 2.06. Proceeds of Mortgage Loans...........................................3
   Section 2.07. Defective Mortgage Loans.............................................4

ARTICLE III Intent of Parties; Security Interest......................................4

   Section 3.01. Intent of Parties; Security Interest.................................4

ARTICLE IV Representations and Warranties.............................................4

   Section 4.01. Representations and Warranties of Seller.............................4
   Section 4.02. Representations and Warranties Regarding Mortgage Loans..............6
   Section 4.03. Representations and Warranties of Purchaser.........................19
   Section 4.04. Remedies for Breach of Representations and Warranties;
                 Repurchase Obligation...............................................20

ARTICLE V Covenants and Warranties of Seller.........................................21

   Section 5.01.      Affirmative Covenants..........................................21
   Section 5.02.      Negative Covenants.............................................23

ARTICLE VI Sale of Mortgage Loans from the Purchaser to the Trust....................23

   Section 6.01.      Sale and Servicing Agreement...................................23

ARTICLE VII Seller's Servicing Obligations...........................................25

   Section 7.01.      Seller's Servicing Obligations.................................25

ARTICLE VIII Fees and Expenses.......................................................25

ARTICLE IX Termination; Additional Remedies..........................................25

ARTICLE X Payment of Purchase Price..................................................26

   Section 10.01.     Purchase Price Payments........................................26
   Section 10.02.     The Purchaser Note.............................................26

ARTICLE XI Confidentiality...........................................................27

ARTICLE XII Term.....................................................................27

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

ARTICLE XIII Exclusive Benefit of Parties; Assignment................................27

ARTICLE XIV Amendment; Waivers.......................................................28

ARTICLE XV Execution in Counterparts.................................................28

ARTICLE XVI Effect of Invalidity of Provisions.......................................28

ARTICLE XVII Governing Law...........................................................28

ARTICLE XVIII Notices................................................................29

ARTICLE XIX Entire Agreement.........................................................29

ARTICLE XX Indemnities...............................................................29

ARTICLE XXI RESPA Obligations........................................................30

ARTICLE XXII Survival................................................................31

ARTICLE XXIII Right of Set-off.......................................................31

ARTICLE XXIV Consent to Service......................................................31

ARTICLE XXV Submission to Jurisdiction; Waiver of Trial by Jury......................31

ARTICLE XXVI Construction............................................................32

ARTICLE XXVII Further Agreements.....................................................32

EXHIBIT A     Form of Non-Negotiable GreenPoint Mortgage Securities Inc.
              Promissory Note

EXHIBIT B     Form of Purchase Request

SCHEDULE I:   Mortgage Loan Schedule



                                       ii
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         MORTGAGE LOAN PURCHASE AGREEMENT ("Agreement") dated as of November 1,
2001 between GreenPoint Mortgage Funding, Inc., a New York corporation ("Seller"), and GreenPoint Mortgage Securities Inc., a Delaware corporation ("Purchaser").

         WHEREAS, Seller desires to sell to Purchaser the Mortgage Loans (as hereinafter defined), and Purchaser desires to purchase such Mortgage Loans in accordance with the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the parties, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, hereby agree as follows:

                                   ARTICLE I.

                                   Definitions

         All capitalized terms used in this Agreement and not otherwise defined herein, shall have the meanings assigned thereto in Annex A to the Indenture dated as of November 1, 2001, between the Issuer and the Indenture Trustee, as the same may be amended and supplemented from time to time.

                                  ARTICLE II.

         Procedures for Purchase of Mortgage Loans; Conditions Precedent; Settlements

         Section 2.01. Purchase and Sale(a) (a) On the Closing Date in consideration for the Purchase Price the Seller hereby sells, transfers, assigns, sets over and otherwise conveys to the Purchaser, without recourse, all of its right, title and interest in, to and under, whether now existing or hereafter created, (i) each Initial Mortgage Loan, including its Principal Balance (and any Additional Balances) and all collections in respect thereof received after the Initial Cut-Off Date (excluding Interest Collections due on or prior to the Initial Cut-off Date); (ii) property that secured an Initial Mortgage Loan that is acquired by foreclosure or deed in lieu of foreclosure;
(iii) the Seller's rights under the related hazard insurance policies; and (iv) all proceeds with respect to the foregoing (collectively, the "Initial Purchased Assets"). The Purchase Price on the Closing Date shall be payable in a combination of cash and credit for a capital contribution made to the Purchaser by the Seller.

         (b) On each Subsequent Transfer Date in consideration for the Purchase Price, the Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to the Purchaser, without recourse, all of its right, title and interest in, to and under, whether then existing or thereafter created, (i) each Subsequent Mortgage Loan, including its Principal Balance (and any Additional Balances) and all collections in respect thereof received after the related Subsequent Cut-Off Date (excluding Interest Collections due on or prior to the related Subsequent Cut-off Date); (ii) property that secured a Subsequent Mortgage Loan that is acquired by foreclosure or deed in lieu of foreclosure;
(iii) the Seller's rights under the related hazard insurance policies; and (iv) all proceeds with respect to the foregoing (collectively, the "Subsequent Purchased Assets" and, together with the Initial Purchased Assets, the "Purchased Assets"). The Purchase Price on each Subsequent Transfer Date shall be payable in a combination of cash and credit for a capital contribution made to the Purchaser by the Seller. Each such purchase with respect to the Subsequent Mortgage Loans shall be initiated by the Seller pursuant to the delivery to the Purchaser of a Purchase Request in the manner set forth in
Section 2.04.

         (c) To the extent that the fair market value of any Additional Balance or Subsequent Mortgage Loan sold by the Seller to the Purchaser is greater than the cash consideration paid by the Purchaser for such Additional Balance or Subsequent Mortgage Loan, the difference between such fair market value and the amount of such cash consideration shall be deemed to be a combination of a credit for a capital contribution made to the Purchaser by the Seller and an increase in the principal amount of the Purchaser Note pursuant to Article X.

         Section 2.02. Delivery of Documents; Purchase of Initial Mortgage Loans. Prior to the purchase of the Initial Mortgage Loans:

         (a) Seller shall have delivered to the Purchaser or any agent appointed by the Purchaser the Mortgage File for each of the Mortgage Loans.

         (b) Purchaser shall have received a Mortgage Loan Schedule pertaining to the related Mortgage Loans.

         (c) Purchaser shall have received copies of the resolutions of the Board of Directors of Seller, certified by its respective Secretary, approving this Agreement.

         (d) Purchaser shall have received the Certificate of Incorporation of Seller certified by the Secretary of State of the State of New York.

         (e) Purchaser shall have received a certificate of the Secretary or Assistant Secretary of Seller certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement, and any other documents to be delivered by it hereunder and (ii) a copy of Seller's By-laws.

         (f) Purchaser shall have received an opinion of counsel to Seller as to the due authorization, execution and delivery by the Seller of this Agreement and as to the validity and enforceability of the transfers contemplated hereunder and addressing such other matters as the Purchaser may reasonably request.

         (g) Seller shall have instructed the applicable debtor, trustee, paying agent, authenticating agent, transfer agent, registrar, predecessor in interest, owner (if the Mortgage Loans are in the form of a security agreement), or servicer, if any, in respect of the related Mortgage Loans to reflect on their books and records the transfer of such Mortgage Loans to Purchaser, as owner or secured party (if the Mortgage Loans are in the form of a security agreement).

         (h) Purchaser shall have received the most recent available standard servicing or lien reports in summary form, if any, with respect to all of the mortgages in Seller's portfolio similar to the Mortgage Loans.


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         (i) The Purchaser shall be permitted to perform its standard loan review of each Mortgage Loan to be purchased.

         (j) UCC-1 financing statements duly executed by Seller as debtor shall have been filed in New York naming the Purchaser as secured party and the Indenture Trustee on behalf of the Trust as assignee.

         Section 2.03. Delivery of Documents; Purchases of Subsequent Mortgage Loans. Prior to any purchase of Subsequent Mortgage Loans after the purchase of Initial Mortgage Loans, the actions, conditions and deliveries specified in
Section 2.02 shall have been taken or made, as the case may be with respect to the Subsequent Mortgage Loans.

         Section 2.04. Purchase Requests. Seller shall deliver to Purchaser a Purchase Request at least three Business Days prior to the proposed Subsequent Transfer Date for any purchase of Subsequent Mortgage Loans (unless otherwise agreed by the parties). Purchaser shall indicate its acceptance or declination of each Purchase Request by completing the appropriate section of the Purchase Request and returning the copy thereof to Seller; provided, however, that Purchaser hereby agrees to accept each Purchase Request if all of the conditions to such Purchase provided for in this Agreement (including, without limitation, Section 2.02 hereof and the conditions with respect to the purchase of Subsequent Mortgage Loans) have been satisfied.

         With respect to all Purchase Requests, if Purchaser does not send a copy of a completed Purchase Request to Seller within at least three Business Days prior to the proposed Purchase Date (five Business Days, if the related Purchase Request was received by Purchaser at least two calendar weeks prior to the proposed Purchase Date), Purchaser shall be deemed to have accepted such Purchase Request. Each Purchase Request accepted by Purchaser shall be irrevocable and binding on Purchaser and Seller. Seller shall indemnify Purchaser and hold it harmless against any Losses incurred by Purchaser as a result of any failure by Seller to timely deliver the Subsequent Mortgage Loans subject to such Purchase. On the applicable Purchase Date, the Purchaser shall pay Seller the Purchase Price for the related Subsequent Mortgage Loans against receipt of the documents required to be delivered by Seller pursuant to Section 2.03.

         Section 2.05. Survival of Representations. The terms and conditions of the purchase of each Mortgage Loan shall be as set forth in this Agreement. Seller will be deemed on the Closing Date and on each Purchase Date to have made to Purchaser the representations and warranties set forth in Article IV hereof and such representations and warranties of Seller shall be true and correct on and as of the Closing Date and on and as of each Purchase Date. Each Purchase Request made by Seller shall be deemed to be a restatement of each of the covenants of Seller made pursuant to Article V of this Agreement. In addition, Seller shall reaffirm the representations and warranties contained in Article IV on the date of disposition of the Mortgage Loans by the Purchaser pursuant to the Sale and Servicing Agreement.

         Section 2.06. Proceeds of Mortgage Loans. The transfer and sale hereby of all of the Seller's right, title and interest in and to each Mortgage Loan shall include all proceeds, products and profits derived therefrom, including, without limitation, all scheduled payments of principal of and interest on such Mortgage Loans and other amounts due or payable or to become due or payable in respect thereof and proceeds thereof, including, without limitation, all moneys, goods and other tangible or intangible property received upon the liquidation or sale thereof.

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         Section 2.07. Defective Mortgage Loans. If any Mortgage Loan is
re-transferred to the Purchaser pursuant to Section 2.03 or 2.05 of the Sale and Servicing Agreement, the Seller shall, at the Purchaser's option, either (a) repurchase such Mortgage Loan at the Loan Purchase Price, or (b) provide an Eligible Substitute Mortgage Loan if the Seller has any such loans available for sale at the time, subject to the terms and conditions of the Sale and Servicing Agreement.

                                  ARTICLE III

                      Intent of Parties; Security Interest

         Section 3.01. Intent of Parties; Security Interest. Purchaser and Seller confirm that the transactions contemplated herein are intended as purchases and sales rather than as loan transactions. In the event, for any reason, and solely in such event, any transaction hereunder is construed by any court or regulatory authority as a loan or other purchase and sale of the related Purchased Assets, Seller shall be deemed to have hereby pledged to Purchaser as security for the performance by Seller of all of its obligations from time to time arising hereunder and under any and all Purchases effected pursuant thereto, and shall be deemed to have granted to Purchaser a security interest in, the related Purchased Assets and all distributions in respect thereof, and the proceeds of any and all of the foregoing whether now owned or hereafter acquired, (collectively, the "Collateral"). In furtherance of the foregoing, (i) this Agreement shall constitute a security agreement, (ii) Purchaser shall have all of the rights of a secured party with respect to the Collateral pursuant to applicable law and (iii) Seller shall execute all documents, including, but not limited to, financing statements under the Uniform Commercial Code as in effect in any applicable jurisdictions, as the Purchaser may reasonably require to effectively perfect and evidence Purchaser's first priority security interest in the Collateral. Seller also covenants not to pledge, assign or grant any security interest to any other party in any Mortgage Loan sold to Purchaser.

                                   ARTICLE IV

                         Representations and Warranties

         Section 4.01. Representations and Warranties of Seller. The Seller represents, warrants and covenants to the Purchaser as of the Closing Date and, with respect to the Subsequent Mortgage Loans as of each related Subsequent Transfer Date, that:

                  (i) the Seller is duly organized, validly existing and in good standing under the laws of the State of New York and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Seller in any state in which a Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement;


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                  (ii) the Seller has the full corporate power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement by the Seller has been duly authorized by all necessary corporate action on the part of the Seller; and this Agreement, assuming the due authorization, execution and delivery thereof by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except to the extent that (a) the enforceability thereof may be limited by federal or state bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

                  (iii) the execution and delivery of this Agreement by the Seller, the servicing of the Mortgage Loans by the Seller hereunder, the consummation by the Seller of the transactions herein contemplated, and the fulfillment by the Seller of or compliance by the Seller with the terms hereof will not (A) result in a breach of any term or provision of the charter or by-laws of the Seller or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Seller is a party or by which it may be bound, or any statute, order or regulation applicable to the Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller, which breach, violation, default or non-compliance would have a material adverse effect on (a) the business, operations, financial condition, properties or assets of the Seller taken as a whole or (b) the ability of the Seller to perform its obligations under this Agreement; and the Seller is not a party to, bound by, or in material breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Seller's knowledge, would in the future reasonably be expected to materially and adversely affect, (x) the ability of the Seller to perform its obligations under this Agreement or (y) the business, operations, financial condition, properties or assets of the Seller taken as a whole;

                  (iv) the Seller is, and currently intends to remain, in good standing and qualified to do business in each jurisdiction where failure to be so qualified or licensed would have a material adverse effect on (a) the business, operations, financial condition, properties or assets of the Seller taken as a whole or (b) the enforceability of any Mortgage Loan or the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

                  (v) there is no litigation or administrative proceeding pending or, to the Seller's best knowledge, threatened against the Seller that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Seller to service the Mortgage Loans or for the Seller to perform any of its other obligations hereunder in accordance with the terms hereof;



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                  (vi) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order not relating to a future transaction is required, the Seller has obtained the same;

                  (vii) the Seller has caused to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies of the Seller or a mortgagee applicable to the Mortgage Loans sold by the Seller; and

                  (viii) the Seller is solvent and will not be rendered insolvent by the transactions described herein and, after giving effect to the transactions described herein, the Seller will not be left with an unreasonably small amount of capital with which to engage in the ordinary course of its business, and the Seller does not intend to incur, nor does the Seller believe that it has incurred, debts beyond its ability to pay as they mature. The Seller does not contemplate the commencement of insolvency, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of the Seller or any of its respective assets.

         Section 4.02. Representations and Warranties Regarding Mortgage Loans.
(a) Seller represents and warrants to Purchaser as of the Closing Date with respect to each Initial Mortgage Loan, and, as of the related Subsequent Transfer Date, with respect to each Subsequent Mortgage Loan, as follows:

                  (i) As of the Closing Date with respect to the Initial Mortgage Loans and as of the related Transfer Date with respect to the Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans and with respect to any HELOC Mortgage Loan, as of the date any Additional Balance is created, the information set forth in the Mortgage Loan Schedule for such Mortgage Loans is true and correct in all material respects;

                  (ii) Each Mortgage Loan is being serviced by the Servicer;

                  (iii) The applicable Cut-Off Date Principal Balance has not been assigned or pledged, and the Seller is the sole owner and holder of such Cut-Off Date Principal Balance free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature, and has full right and authority, under all governmental and regulatory bodies having jurisdiction over the ownership of the applicable Mortgage Loans, to sell, assign or transfer the same pursuant to this Agreement and upon its acquisition of the Initial Mortgage Loans, as of the Closing Date, and the Subsequent Mortgage Loans, as of the applicable Transfer Date, the Sponsor will be the sole owner and holder of such Mortgage Loans free and clear of any and all liens claims, encumbrances, participating interests, equities, pledges, charges, or security interests of any nature;



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                  (iv) Except with respect to liens released immediately prior to the transfer herein contemplated, each Credit Line Agreement and each Mortgage Note and related Mortgage has not been assigned or pledged and immediately prior to the transfer and assignment herein contemplated, the Seller held good, marketable and indefeasible title to, and was the sole owner and holder of, each Mortgage Loan subject to no liens, charges, mortgages, claims, participation interests, equities, pledges or security interests of any nature, encumbrances or rights of others (collectively, a "Lien"); the Seller has full right and authority under all governmental and regulatory bodies having jurisdiction over the Seller, subject to no interest or participation of, or agreement with, any party, to sell and assign the same pursuant to this Agreement; and immediately upon the transfers and assignments herein contemplated, the Seller shall have transferred all of its right, title and interest in and to each Mortgage Loan and the Purchaser will hold good, marketable and indefeasible title, to, and be the sole owner of, each Mortgage Loan subject to no Liens;

                  (v) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, the related Mortgage is a valid, enforceable and subsisting first or second lien, as set forth on the Mortgage Loan Schedule with respect to each related Mortgaged Property, and as of the applicable Cut-Off Date the related Mortgaged Property is free and clear of all encumbrances and liens having priority over the first or second lien, as applicable, of such Mortgage except for liens for (i) real estate taxes and special assessments not yet delinquent; (ii) any first mortgage loan secured by such Mortgaged Property and specified on the Mortgage Loan Schedule;
         (iii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording that are acceptable to mortgage lending institutions generally or specifically reflected in the appraisals; and (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage;

                  (vi) As of the Closing Date and after the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date and after the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, there is no valid right to rescission, offset, defense (including the defense of usury) or counterclaim of any obligor under any Loan Agreement or Mortgage;

                  (vii) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, there is no delinquent recording or other tax or fee or assessment lien against any related Mortgaged Property;

                  (viii) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property, nor is such a proceeding currently occurring, and such property is in good repair and is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, other types of water damage, tornado or other casualty, so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

                  (ix) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, there are no mechanics' or similar liens or claims which have been filed for work, labor or material affecting the related Mortgaged Property which are, or may be, liens prior or equal to the lien of the related Mortgage and no rights are outstanding which could give rise to such liens, except liens which are fully insured against by the title insurance policy or other title protection referred to in clause (xiv);

                  (x) No Minimum Monthly Payment is more than 59 days delinquent (measured on a contractual basis);

                  (xi) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, for each Mortgage Loan, the related Mortgage File contains each of the documents and instruments specified to be included therein;

                  (xii) The related Loan Agreement and the related Mortgage at origination complied in all material respects with applicable state, local and federal laws and regulations, including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, recording or disclosure laws applicable to the Mortgage Loans and consummation of the transactions contemplated hereby, including without limitation the receipt of interest, will not involve the violation or such laws;

                  (xiii) On the Closing Date with respect to the Initial Mortgage Loans and to the extent not already included in such filing, on the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, the Seller has filed UCC-1 financing statements with respect to such Mortgage Loans;

                  (xiv) A lender's policy of title insurance, expressClose.com lender master protection program (standard mortgage guaranty) or a commitment (binder) to issue the same or an attorney's certificate or opinion of title was effective on the date of the origination of each mortgage loan and each such policy or certificate or opinion of title is valid and remains in full force and effect;

                  (xv) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, none of the Mortgaged Properties is a mobile home or a manufactured housing unit;

                  (xvi) As of the Initial Cut-Off Date for the Mortgage Loans no more than (a) approximately 0.73% of the Initial Pool I Mortgage Loans (by Initial Pool I Balance), (b) approximately 0.67% of the Initial Pool II Mortgage Loans (by Initial Pool II Balance) and (c) approximately 2.05% of the Initial Pool III Mortgage Loans (by Initial Pool III Balance) are secured by Mortgaged Properties located in one United States postal zip code;

                  (xvii) The Combined Loan-to-Value Ratio for each Initial Pool I Mortgage Loan was not in excess of 100%, the Combined Loan-to-Value Ratio for each Initial Pool II Mortgage Loan was not in excess of 100% and the Combined Loan-to-Value Ratio for each Initial Pool III Mortgage Loan was not in excess of 100%;

                  (xviii) Each Pool I Mortgage Loan conforms to all applicable loan origination standards with respect to loan balances and other items as of the date of origination set forth by the Federal Home Loan Mortgage Corporation.

                  (xix) Each Pool II Mortgage Loan conforms to all applicable loan origination standards with respect to loan balances and other items as of the date of origination set forth by the Federal National Mortgage Association.

                  (xx) No selection procedure that identified the Mortgage Loans as being less desirable or valuable than other comparable Mortgage Loans originated or acquired by the Seller was utilized in selecting the Mortgage Loans for sale to the Purchaser; provided, however, that the Mortgage Loans were selected from the pool of mortgage loans originated in connection with the Seller's mortgage loan origination program;

                  (xxi) The Seller has not transferred the Mortgage Loans to the Purchaser with any intent to hinder, delay or defraud any of its creditors;

                  (xxii) The Minimum Monthly Payment with respect to any Mortgage Loan is not less than the interest accrued at the applicable Loan Rate on the average daily Principal Balance during the interest period relating to the date on which such Minimum Monthly Payment is due;

                  (xxiii) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, each Loan Agreement and each Mortgage Loan is genuine and is a legal, valid, binding and enforceable obligation of the related Mortgagor, except as the enforceability thereof may be limited by the bankruptcy, insolvency or similar laws affecting creditors' rights generally;

                  (xxiv) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, there has been no default, breach, violation or event of acceleration of any senior mortgage loan related to a Mortgaged Property that has not been cured by a party other than the Servicer;

                  (xxv) The terms of each Mortgage Note and each Mortgage have not been impaired, altered or modified in any respect, except by a written instrument which (if such instrument is secured by real property) has been recorded, if necessary, to protect the interest of the Noteholders and which has been delivered to the Indenture Trustee. The substance of any such alteration or modification is reflected on the related Mortgage Loan Schedule and has been approved by the primary mortgage guaranty insurer, if any;

                  (xxvi) The definition of "prime rate" in each Credit Line Agreement relating to a HELOC Mortgage Loan does not differ materially from the definition in the form of Credit Line Agreement in Exhibit D to the Sale and Servicing Agreement;

                  (xxvii) The weighted average remaining term to maturity of the Initial Pool I Mortgage Loans on a contractual basis as of the related Initial Cut-Off Date is approximately 210 months. The weighted average remaining term to maturity of the Initial Pool II Mortgage Loans on a contractual basis as of the related Initial Cut-Off Date is approximately 205 months. The weighted average remaining term to maturity of the Initial Pool III Mortgage Loans on a contractual basis as of the related Initial Cut-Off Date is approximately 202 months. On each date that the Loan Rates relating to Initial HELOC Mortgage Loans have been adjusted, interest rate adjustments on the Initial HELOC Mortgage Loans were made in compliance with the related Mortgages and Credit Line Agreement and applicable law and all required notices of interest rate adjustments were sent to each Mortgagor on a timely basis. Over the term of each Initial HELOC Mortgage Loan, the Loan Rate may not exceed the related Loan Rate Cap, if any. With respect to the Initial Pool I HELOC Mortgage Loans, the weighted average Loan Rate Cap is 18.00%. With respect to the Initial Pool II HELOC Mortgage Loans, the weighted average Loan Rate Cap is approximately 18.00%. With respect to the Initial Pool III HELOC Mortgage Loans, the weighted average Loan Rate Cap is approximately 18.00%. With respect to the Initial Pool I HELOC Mortgage Loans, the margins range between 0.00% and 6.125% and the weighted average margin is approximately 2.386% as of the related Initial Cut-Off Date. With respect to the Initial Pool II HELOC Mortgage Loans, the margins range between 0.00% and 8.50% and the weighted average margin is approximately 2.322% as of the related Initial Cut-Off Date. With respect to the Initial Pool III HELOC Mortgage Loans, the margins range between 0.00% and 6.50% and the weighted average margin is approximately 2.534% as of the related Initial Cut-Off Date. The Loan Rates on the Initial Pool I Mortgage Loans range between 5.75% and 12.625%, the Loan Rates on the Initial Pool II Mortgage Loans range between 5.5% and 12.25%, the Loan Rates on the Initial Pool III Mortgage Loans range between 2.50% and 13.875%, and the weighted average Loan Rate is approximately 7.294% for Pool I, 7.108% for Pool II and 7.678% for Pool III;

                  (xxviii) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loans, each Mortgaged Property consists of a single parcel of real property with a one-to-four unit single family residence erected thereon, or an individual condominium unit, planned unit development unit or townhouse;

                  (xxix) No more than approximately 31% (by Initial Pool I Balance) of the Initial Pool I Mortgage Loans are secured by real property improved by individual condominium units, planned development units or two-to-four family residences erected thereon, and approximately 69% (by Initial Pool I Balance) of the Initial Pool I Mortgage Loans are secured by real property with a one-family residence erected thereon. No more than approximately 27.01% (by Initial Pool II Balance) of the Initial Pool II Mortgage Loans are secured by real property improved by individual condominium units, planned development units or two-to-four family residences erected thereon, and approximately 72.99% (by Initial Pool II Balance) of the Initial Pool II Mortgage Loans are secured by real property with a one-family residence erected thereon. No more than approximately 29.69% (by Initial Pool III Balance) of the Initial Pool III Mortgage Loans are secured by real property improved by individual condominium units, planned development units or two-to-four family residences erected thereon, and approximately 70.31% (by Initial Pool III Balance) of the Initial Pool III Mortgage Loans are secured by real property with a one-family residence erected thereon;

                  (xxx) Each Mortgage Note evidencing a Closed End Mortgage Loan is comprised of one original promissory note and each such promissory note constitutes an "instrument" for purposes of Section 9-102(A)(47) of the UCC. There is no obligation on the part of the Seller or any other party to make payments in addition to those made by the Mortgagor with respect to the Closed End Mortgage Loans;

                  (xxxi) The Credit Limits on the Initial Pool I HELOC Mortgage Loans range between $10,000 and $250,000 with an average of approximately $60,064. The Credit Limits on the Initial Pool II HELOC Mortgage Loans range between $63,000 and $232,000 with an average of approximately $40,927. The Credit Limits on the Initial Pool III HELOC Mortgage Loans range between $4,800 and $500,000 with an average of approximately $71,202. The Principal Balances on the Initial Pool I HELOC Mortgage Loans range between approximately $0 and $148,351 with an average of approximately $46,763. The Principal Balances on the Initial Pool II HELOC Mortgage Loans range between approximately $0 and $175,442 with an average of approximately $31,855. The Principal Balances on the Initial Pool III HELOC Mortgage Loans range between approximately $0 and $494,958 with an average of approximately $49,564. The average Credit Limit Utilization Rate (weighted by Credit Limit) of the Initial Pool I HELOC Mortgage Loans is approximately 77.86%. The average Credit Limit Utilization Rate (weighted by Credit Limit) of the Initial Pool II HELOC Mortgage Loans is approximately 77.83%. The average Credit Limit Utilization Rate (weighted by Credit Limit) of the Initial Pool III HELOC Mortgage Loans is approximately 69.61%;

                  (xxxii) Approximately 97.78% of the Mortgage Loans are second liens, and either (A) no consent for each Mortgage Loan was required by the holder of the related senior lien, if any, prior to the making of such Mortgage Loan or (B) such consent has been obtained and is contained in the related Mortgage File;

                  (xxxiii) This Agreement constitutes a valid transfer and assignment to the Purchaser of all right, title and interest of the Seller in and to the Cut-Off Date Principal Balances with respect to the applicable Mortgage Loans, all monies due or to become due with respect thereto and all proceeds of such Cut-Off Date Principal Balances with respect to the Mortgage Loans and such funds as are from time to time deposited in the Collection Account (excluding any investment earnings thereon) and all other property specified in the definition of "Trust" as being part of the corpus of the Trust conveyed to the Trust, and upon payment for the Additional Balances, will constitute a valid transfer and assignment to the Purchaser of all right, title and interest of the Seller in and to the Additional Balances, all monies due or to become due with respect thereto, and all proceeds of such Additional Balances and all other property specified in the definition of "Trust" relating to the Additional Balances;

                  (xxxiv) As of the Closing Date no Initial Mortgage Loan is the subject of foreclosure proceedings and, to the best of the Sponsor's knowledge, no obligor of any of the Initial Mortgage Loans has filed for bankruptcy protection. As of the applicable Transfer Date, no Subsequent Mortgage Loan or Eligible Substitute Mortgage Loan is the subject of foreclosure proceedings and, to the best of the Sponsor's knowledge, no obligor of any of the Subsequent Mortgage Loans or Eligible Substitute Mortgage Loans has filed for bankruptcy protection;

                  (xxxv) The proceeds of each Closed End Mortgage Loan have been fully disbursed, and there is no obligation on the part of the mortgagee to make future advances thereunder. Any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing or recording such Closed End Mortgage Loans were paid;

                  (xxxvi) Each Mortgage contains customary and enforceable provisions which render the rights and remedies of the holder thereof adequate for the realization against the related Mortgaged Property of the benefits of the security, including (A) in the case of a Mortgage designated as a deed of trust, by trustee's sale and (B) otherwise by judicial foreclosure. Subject to applicable state law, there is no homestead or other exemption available to the Mortgagor which would materially interfere with the rights to sell the Mortgaged Property at a trustee's sale or the right to foreclose upon the related Mortgage;

                  (xxxvii) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loans and any Eligible Substitute Mortgage Loan, except for events permissible under Section 4.02(a)(x) of this Agreement, there is no default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and the Seller has not waived any default, breach, violation or event of acceleration;

                  (xxxviii) To the best knowledge of the Seller, all parties to the Mortgage Note and the Mortgage had legal capacity to execute the Mortgage Note and the Mortgage and each Mortgage Note and Mortgage have been duly and properly executed by such parties; Each Mortgage and Mortgage Note is the legal, valid and binding obligation of the related Mortgagor and is enforceable by the Purchaser or any transferor of the Purchaser against the Mortgagor in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by law; there is only one originally executed Mortgage Note or Credit Line Agreement and promissory Note, as applicable, for each Mortgage Loan;

                  (xxxix) As of the Initial Cut-Off Date no more than approximately 0.34% of the Principal Balance of the Initial Pool I Mortgage Loans, none of the Initial Pool II Mortgage Loans, and no more than approximately 0.18% of the Principal Balance of the Initial Pool III Mortgage Loans represent Mortgage Loans with respect to which the related Mortgagor had a Credit Score of 600 or less at the time of origination or whose Credit Score was unavailable.

                  (xl) As of the Closing Date with respect to the Initial Mortgage Loans and the applicable Transfer Date with respect to any Subsequent Mortgage Loan and any Eligible Substitute Mortgage Loan, no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement which has been approved by the applicable title insurer (to the extent required by such title insurer) and which is part of the Mortgage File delivered to the Indenture Trustee;

                  (xli) At the time of origination of each Mortgage Loan, the related prior lien was not more than 30 days delinquent. Additionally, as of the Closing Date, no senior mortgage loan on the related Mortgaged Property was more than 59 days delinquent;

                  (xlii) All required inspections, licenses and certificates with respect to the use and occupancy of all occupied portions of all property securing the Mortgages have been made, obtained or issued, as applicable;

                  (xliii) If the improvements securing a Mortgage Loan were in a federally designated special flood hazard area as of the date of origination, flood insurance to the extent required in Section 3.04 of the Sale and Servicing Agreement covers the related Mortgaged Property (either by coverage under the federal flood insurance program or by coverage by private insurers);

                  (xliv) With respect to each Mortgage Loan, the related prior lien does not provide for negative amortization;

                  (xlv) With respect to each Mortgage Loan, the maturity date of the Mortgage Loan is prior to the maturity date of the related prior lien if such prior lien provides for a balloon payment;

                  (xlvi) All amounts received after the Initial Cut-Off Date with respect to the Mortgage Loans to which the Seller is not entitled will be deposited into the Collection Account within one Business Day after the Closing Date;

                  (xlvii) Each Initial Pool I Mortgage Loan is secured by a property having an appraised value as of origination of $2,800,000 or less and each Initial Pool II Mortgage Loan is secured by a property having an appraised value as of origination of $2,250,000 or less and each Initial Pool III Mortgage Loan is secured by a property having an appraised value as of origination of $9,000,000 or less;

                  (xlviii) Except for events permissible under Section 4.02(a)(x) of this Agreement, there are no defaults in complying with the terms of the Mortgage, and either (1) any taxes, governmental assessments, insurance premiums, water, sewer and municipal charges or ground rents which previously became due and owing have been paid, or
         (2) an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. There are no defaults in complying with the terms of any senior mortgage on the related Mortgaged Property that have not been cured by anyone other than the Servicer, except for any payment defaults of less than 30 days. Except for payments in the nature of escrow payments, including without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required by the Mortgage Note, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

                  (xlix) With respect to each Mortgage Loan, the improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy with a carrier generally acceptable to the Servicer that provides for fire and extended coverage representing coverage not less than (a) the Credit Limit of such HELOC Mortgage Loan or (b) the Cut-Off Date Principal Balance of such Closed End Mortgage Loan or (c) the maximum insurable value of the Mortgaged Property;

                  (l) No misrepresentation of a material fact or fraud in respect of the origination, modification or amendment of any Mortgage Loan has taken place on the part of any person, including, without limitation, the related Mortgagor, any appraiser, any builder or developer or any party involved in the origination of such Mortgage Loan;

                  (li) With respect to the Initial Mortgage Loans, the terms of the Mortgage Note and the Mortgage have not been impaired, altered or modified in any material respect, except by a written instrument which has been recorded or is in the process of being recorded, if necessary, to protect the interests of the Insurer and the Purchaser and which has been or will be delivered to the Indenture Trustee on behalf of the Purchaser; and no Mortgage has been satisfied, cancelled or rescinded, in whole or in part, and the Mortgaged Property securing the Mortgage has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation or rescission;

                  (lii) As of the Initial Cut-Off Date, no Mortgage Loan is more than 59 days delinquent in payment of principal and interest;

                  (liii) Except for Mortgage Loans that are delinquent for a time period less than that set forth in (lii) above, there is no default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and neither the Seller, nor any other entity involved in originating or servicing a Mortgage Loan, has waived any default, breach, violation or event of acceleration;

                  (liv) None of the Mortgage Loans are cooperative share mortgages;

                  (lv) Each appraisal of a Mortgage Loan that was used to determine the appraised value of the related Mortgaged Property was conducted generally in accordance with the Seller's mortgage loan origination program(s) and customary industry standards and included an assessment of the fair market value of the related mortgaged property at the time of the appraisal. The Mortgage File contains an appraisal of the applicable Mortgaged Property;

                  (lvi) All individual insurance policies contain a standard mortgagee clause naming the Servicer, its successors and assigns, as mortgagee. All premiums thereon have been paid. Each Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

                  (lvii) Any advances made after the date of origination of a Mortgage Loan but prior to the Cut-Off Date have been consolidated with the outstanding principal amount secured by the related Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mortgage Loan Schedule. The consolidated principal amount does not exceed the original principal amount of the related Mortgage Loan;

                  (lviii) No improvement located on or being part of any Mortgaged Property is in violation of any applicable zoning law or regulation. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of each Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and such Mortgaged Property is lawfully occupied under the applicable law and all improvements which were included for the purpose of determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of such property, and no improvements on adjoining property encroach upon the Mortgage Property;

                  (lix) The proceeds of each fixed rate and balloon Mortgage Loan have been fully disbursed and there is no obligation on the part of the mortgagee to make future advances thereunder and any and all requirements as to completion of any on-site or off-site improvements and as to disbursement of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loans were paid and the Mortgagor is not entitled to any refund of amounts paid or due under the Mortgage Note;

                  (lx) No Mortgage Loan has a shared appreciation feature, or other contingent interest feature;

                  (lxi) All parties which have had any interest in the Mortgage Loan, whether as originator, mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were): (A) organized under the laws of such state, or (B) qualified to do business in such state, or (C) federal savings and loan associations or national banks having principal offices in such state, or (D) not doing business in such state so as to require qualification or licensing, or (E) not otherwise required or licensed in such state. To the best of Seller's knowledge, all parties which have had any interest in the Mortgage Loan were in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located or were not required to be licensed in such state;

                  (lxii) Each document or instrument in the related Mortgage File is in a form generally acceptable to prudent mortgage lenders that regularly originate or purchase mortgage loans comparable to the Mortgage Loans for sale to prudent investors in the secondary market that invest in mortgage loans such as the Mortgage Loans;

                  (lxiii) Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Seller, or is in the process of being recorded;

                  (lxiv) No Mortgage Loan was originated under a buydown plan;

                  (lxv) No Mortgage Loan is subject to the requirements of the Home Ownership and Equity Protection Act of 1994 ("HOEPA") or is in violation of any state or municipal law comparable to HOEPA;

                  (lxvi) The Servicer for each Mortgage Loan will accurately and fully report its borrower credit files to all three credit repositories in a timely manner;

                  (lxvii) No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies;

                  (lxviii) No Mortgage Loan has a prepayment penalty term longer than five years after its origination;

                  (lxix) Each Mortgage Loan conforms, and all Mortgage Loans in the aggregate conform, in all material respects, to the descriptions thereof set forth in the Prospectus Supplement;

                  (lxx) Each Mortgage Loan was originated on or after March 7, 2000;

                  (lxxi) The Seller represents and warrants that the Seller currently operates or actively participates in an on-going business (A) to originate single family mortgage loans ("Loans"), and/or (B) to make periodic purchases of Loans from originators or sellers, and/or (C) to issue and/or purchase securities or bonds supported by the Loans, a portion of which Loans are made to borrowers who are:

                               (a) low-income families (families with incomes of 80% or less of area median income) living in low-income areas (a census tract or block numbering area in which the median income does not exceed 80 percent of the area median income); or

                               (b) very low-income families (families with incomes of 60% or less of area median income).

                  (lxxii) Each Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the related Mortgage Loan in the event the related Mortgaged Property is sold or transferred without the prior consent of the mortgagee thereunder;

                  (lxxiii) To the best of Seller's knowledge, Pool I does not contain the first and second lien mortgage loans relating to a single Mortgaged Property if the aggregate original principal balance of such mortgage loans exceeds the Federal Home Loan Mortgage Corporation's loan limits. To the best of Seller's knowledge, Pool I will not result in a violation of the Federal Home Loan Mortgage Corporation's loan limitations;

                  (lxxiv) To the best of Seller's knowledge, Pool II does not contain the first and second lien mortgage loans relating to a single Mortgaged Property if the aggregate original principal balance of such mortgage loans exceeds the Federal National Mortgage Association's loan limits. To the best of Seller's knowledge, Pool II will not result in a violation of the Federal National Mortgage Association's loan limitations;

                  (lxxv) Each Mortgage Loan was originated substantially in accordance with Seller's underwriting criteria, which conform to the underwriting criteria set forth in the Prospectus Supplement;

                  (lxxvi) There exists no violation of any local, state or federal environmental law, rule or regulation in respect of any Mortgaged Property which violation has or could have a material adverse effect on the market value of such Mortgaged Property. Seller has no knowledge of any pending action or proceeding directly involving any such Mortgaged Property in which compliance with any environmental law, rule or regulation is in issue; and, to the best of Seller's knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to the use and enjoyment of any such Mortgaged Property;

                  (lxxvii) The Seller has caused or will cause to be performed any and all acts required to be performed to preserve the rights and remedies of the Indenture Trustee in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignment of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Indenture Trustee;

                  (lxxviii) The related Mortgage Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage;

                  (lxxix) There is no obligation on the part of the Seller or any other party to make payments in addition to those made by the Mortgagor;

                  (lxxx) With respect to each Mortgage constituting a deed of trust, a trustee, duly qualified under existing law to serve as such, has been properly designated and currently so serves and is named in such Mortgage, and no fees or expenses are or will become payable by the Noteholders or the Trust to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

                  (lxxxi) Each Mortgagor has executed a statement to the effect that such Mortgagor has received all disclosure materials including the notice of the right of cancellation or rescission required by applicable law with respect to the making of the Mortgage Loan and any waiver of any right of cancellation or rescission exercised by the Mortgagor was in accordance with applicable law and is binding on the Mortgagor;

                  (lxxxii) Each Subsequent Mortgage Loan was or will be originated in accordance with the same underwriting standards that were used to originate the Initial Mortgage Loans in the relevant Pool;

                  (lxxxiii) The security interest created pursuant to Section
         3.01 hereof is a valid and continuing security interest (as defined in the UCC) in favor of the Purchaser in the property sold, transferred, assigned, set over and otherwise conveyed from the Seller to the Purchaser pursuant to this Agreement, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from the Seller;

                  (lxxxiv) The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering the property sold, transferred, assigned, set over and otherwise conveyed from the Seller to the Purchaser pursuant to this Agreement other than any financing statement relating to the security interest granted to the Purchaser hereunder that has not been terminated;

                  (lxxxv) The Seller is not aware of any judgment or tax lien filings against it;

                  (lxxxvi) None of the Mortgage Notes has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Issuer.

                  (lxxxvii) The pool tape from which the selection of the Mortgage Loans being acquired on the Closing Date was made available to the accountants that are providing a comfort letter to the Issuer in connection with the Prospectus Supplement and with respect to the Initial Mortgage Loans as of the Closing Date and Subsequent Mortgage Loans as of the applicable Subsequent Transfer Date, the information on the related pool tape was complete and accurate as of its date and included a description of the same Mortgage Loans that are described on the Schedule of Mortgage Loans and the payments due thereunder as of the Closing Date or the Subsequent Transfer Date, as applicable;

                  (lxxxviii) With respect to each Mortgage Loan, the payments required of the related Mortgagor will be such that the Mortgage Loan will fully amortize over its amortization term; and

                  (lxxxix) The Sale, transfer, assignment and conveyance of the Mortgage Loans by the Seller to the Purchaser pursuant to the Mortgage Loan Purchase Agreement is not subject to and will not result in any tax, fee or governmental charge payable by the Seller, the Sponsor, the Issuer or the Indenture Trustee to any federal, state or local governments ("Transfer Taxes") other than Transfer Taxes which have or will have been paid by the Sponsor as due; provided, that in the event that the Trust or the Indenture Trustee receives actual notice of any Transfer Taxes arising out of the transfer, assignment or conveyance of the Mortgage Loans, on written demand by the Issuer or the Indenture Trustee, or upon the Seller's otherwise being given notice thereof by the Issuer or the Indenture Trustee, the Seller shall pay, and otherwise indemnify and hold the Issuer, the Indenture Trustee and the Insurer harmless, on an after-tax basis, from and against any and all Transfer Taxes, it being understood that the Noteholders, the Class S Certificateholders, the Issuer, the Indenture Trustee and the Insurer shall have no obligation to pay any such Transfer Taxes.

With respect to the representations and warranties set forth in this Section
4.02 that are made to the best of the Seller's knowledge or as to which the Seller has no knowledge, if it is discovered by the Purchaser, the Servicer, the Insurer or a Responsible Officer of the Indenture Trustee that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan then, notwithstanding the Seller's lack of knowledge with respect to the substance of such representation and warranty being inaccurate at the time the representation or warranty was made, such inaccuracy shall be deemed a breach of the applicable representation or warranty. Notwithstanding the foregoing, a breach of any of the representations and warranties set forth in clauses (lxv) through (lxviii) of this Section 4.02 will be deemed to materially and adversely affect the value of the related Mortgage Loan.

         Section 4.03. Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties, each of which representations and warranties (i) is material and being relied upon by Seller and (ii) is true in all respects as of the date of this Agreement:

                  (i) Purchaser has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

                  (ii) Purchaser has the requisite power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement to be performed by it.

                  (iii) This Agreement has been duly authorized and executed by Purchaser, is valid, binding and enforceable against Purchaser in accordance with its terms, and the execution, delivery and performance by Purchaser of this Agreement does not conflict with any material term or provision of any other agreement to which Purchaser is a party or any term or provision of the Certificate of Incorporation or the By-laws of the Purchaser, or any law, rule, equation, order, judgment, writ, injunction or decree applicable to Purchaser of any court, regulatory body, administrative agency or governmental body having jurisdiction over Purchaser.

                  (iv) No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution and delivery by Purchaser of this agreement.

                  (v) There is no action, proceeding or investigation pending or, to the best knowledge of Purchaser, threatened against Purchaser before any court, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) which is likely to materially and adversely affect the performance by Purchaser of its obligations under, or the validity or enforceability of, this Agreement.

                  (vi) Each purchase of Initial Mortgage Loans and Subsequent Mortgage Loans hereunder shall constitute a representation by Purchaser to Seller that Purchaser understands, and that Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of, its investment in the relevant Mortgage Loans.

         Section 4.04. Remedies for Breach of Representations and Warranties; Repurchase Obligation. It is understood and agreed that the representations and warranties set forth in Sections 4.01 and 4.02 shall survive each sale of Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser and subsequent transferees and assignees notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. With respect to the representations and warranties contained in Sections 4.01 and 4.02 which are made to the best of the Seller's knowledge or to the actual knowledge of the Seller, if it is discovered by either the Seller, the Indenture Trustee or the Issuer, or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the Purchaser's interest therein, then notwithstanding the Seller's lack of knowledge with respect to the inaccuracy at the time the representation or warranty was made, the Seller shall repurchase the related Mortgage Loan in accordance with this Section 4.04 as if the applicable representation or warranty was breached, subject to the terms and conditions of the Sale and Servicing Agreement. Upon discovery by either the Seller, the Indenture Trustee, the Issuer or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the others.

                  Within 60 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of any Mortgage Loan or the Purchaser's interest therein, the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured or is not cured or is not being diligently pursued as evidenced by a notice acceptable to the Purchaser, as evidenced by the Purchaser's agreement thereto, at the end of such 60-day period, the Seller shall, at the Purchaser's option, either (a) repurchase such Mortgage Loan at the Loan Purchase Price or (b) provide an Eligible Substitute Mortgage Loan, if the Seller has any such loans available for sale at the time subject to the terms and conditions of the Sale and Servicing Agreement.

                  At the time of repurchase or substitution, the Purchaser and the Seller shall arrange for the assignment of such Mortgage Loan to the Seller and the delivery by the Purchaser to the Seller of the related Mortgage Files.

                  In addition to such cure and repurchase obligation, the Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the representations and warranties contained in this Article IV (notwithstanding any limitation in such representation and warranty as to the Seller's knowledge). It is understood and agreed that the obligations of the Seller set forth in this Section 4.04 to cure or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 4.04 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

                  Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 4.01 or
4.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser, the Indenture Trustee or the Insurer, or notice thereof by the Seller to the Purchaser, the Indenture Trustee or the Insurer, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser, the Indenture Trustee or the Insurer, for compliance with the relevant provisions of this Agreement.

                                   ARTICLE V

                       Covenants and Warranties of Seller

         So long as this Agreement remains in effect or Seller shall have any obligations hereunder, Seller hereby covenants and agrees with Purchaser as follows:

         Section 5.01. Affirmative Covenants.

         (a) Until the later to occur of (i) the discharge and payment of all of Seller's obligations under this Agreement and (ii) the Termination Date of this Agreement, Seller shall, promptly upon preparation, but in no event later than 60 days following the end of each such party's first three fiscal quarters, deliver to Purchaser its unaudited company-prepared financial statements as of the end of each such fiscal quarter, prepared in accordance with GAAP. Seller shall, promptly upon preparation, but in no event later than 90 days following the end of such party's fourth fiscal quarter, deliver to Purchaser its audited and certified financial statements, prepared in accordance with GAAP, as of the end of the most recently ended fiscal year, which audits and certifications shall each be prepared by a nationally recognized independent accounting firm or by a regionally recognized independent accounting firm with the prior written consent of Purchaser, which consent shall not be unreasonably withheld. In all cases, financial statements shall include, without limitation, a balance sheet, a profit and loss statement and a statement of cash flows. Notwithstanding anything in this Agreement to the contrary, if (x) the audited and certified financial statements described in the immediately preceding sentence are not delivered within the above-specified 90 days, (y) Seller is diligently using its best efforts to deliver such financial statements, and (z) Seller provides Purchaser with a notice specifying the reason for the delay and a date, within a reasonable time period (as determined by Purchaser), on which such financial statements will be delivered, and they are so delivered; then failure to deliver such financial statements within the above-specified 90 days, as the case may be, shall not be deemed to be an Event of Termination of this Agreement.

         (b) Upon request of Purchaser, Seller shall, to the extent lawful, promptly upon filing, deliver to Purchaser copies of all material public filings made by Seller with any governmental or quasi-governmental body.

         (c) Seller shall (i) with respect to any Mortgage Loans serviced by Seller or any of its affiliates or otherwise use its best efforts to cause to be delivered to Purchaser monthly, the report, if any, prepared by the relevant trustee or servicer setting forth payment activity, defaults and delinquencies with respect to each Mortgage Loan acquired by Purchaser and (ii) prepare and deliver reports each month, detailing, with respect to all Purchases, such information as the Purchaser may from time to time reasonably request.

         (d) Seller shall do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where failure to maintain such authority would not have a material adverse effect on the ability of Seller to conduct its business or to perform its obligations under this Agreement.

         (e) At all times during this Agreement, Seller shall possess sufficient net capital and liquid assets (or ability to access the same) to satisfy its obligations as they become due in the normal course of business.

         (f) Seller will notify Purchaser in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, any remedial steps being taken with respect thereto;

                  (i) The occurrence or likelihood of occurrence of an Event of Termination hereunder;

                  (ii) The institution of any litigation, arbitration proceeding or governmental proceeding which, in the opinion of counsel to Seller, will have a material adverse effect on Seller or the Mortgage Loans;

                  (iii) The entry of any judgment or decree against Seller if the aggregate amount of all judgments and decrees then outstanding against Seller exceeds $10,000,000 after deducting (A) the amount with respect to which Seller is insured and with respect to which the insurer has assumed responsibility in writing, and (B) the amount for which Seller is otherwise indemnified if the terms of such indemnification are reasonably satisfactory to Purchaser; or

                  (iv) The occurrence or likelihood of any event which would allow the obligee under any material loan agreement to which Seller is bound to declare an event of default or accelerate the obligations of Seller thereunder.

         (g) Seller shall permit the Purchaser or its accountants, attorneys or other agents access to all of the books and records relating to Mortgage Loans purchased and retained by Purchaser for inspection and copying during normal business hours at all places where Seller conducts business.

         (h) Seller shall satisfy the obligation under any Credit Line Agreement that provides for the funding of all future Draws thereunder.

         Section 5.02. Negative Covenants.

         (a) Seller shall not assign or attempt to assign this Agreement or any rights hereunder, without first obtaining the specific written consent of Purchaser.

         (b) Seller shall not amend its Articles of Incorporation or By-laws, which amendment shall have or is likely to have an adverse effect upon Purchaser or its interests under this Agreement, without the prior written consent of Purchaser.

         (c) During the term of this Agreement, Seller shall not engage in any business other than as a consumer and mortgage finance lender and servicer, except with the prior written consent of Purchaser.

         (d) Seller shall not (i) dissolve or terminate its existence or (ii) transfer any assets to any affiliate except as otherwise expressly permitted or contemplated hereby.

         (e) Except with the written consent of the Purchaser, the Seller shall not guarantee, endorse or otherwise in any way become or be responsible for any obligations of any other person, entity or affiliate, including, without limitation, whether directly or indirectly by agreement to purchase the indebtedness of any other person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purposes of paying or discharging any indebtedness or obligation of such other person or otherwise; provided, however, that nothing contained herein shall prevent Seller from indemnifying its officers, directors and agents pursuant to its By-laws and its Articles of Incorporation.

         (f) Seller will not commit any act in violation of applicable laws, or regulations promulgated pursuant thereto that relate to the Mortgage Loans or that materially and adversely affect the operations or financial conditions of Seller.

         (g) Seller, by entering into this Agreement, hereby covenants and agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or State bankruptcy or similar law in connection with any obligations relating to the Notes or any of the Basic Documents.

                                   ARTICLE VI

             Sale of Mortgage Loans from the Purchaser to the Trust

         Section 6.01. Sale and Servicing Agreement. It is the intent of the Seller and the Purchaser that with respect to the Mortgage Loans, the Purchaser shall concurrently sell all of its right, title and interest to the Mortgage Loans and all other property conveyed to it hereunder to the Trust pursuant to the Sale and Servicing Agreement.

                  With respect to such sale, the Seller agrees:

                  (i) to cooperate fully with the Purchaser and the Trust with respect to all reasonable requests and due diligence procedures including participating in meetings with Rating Agencies, the Insurer and such other parties as the Purchaser shall designate and participating in meetings with the Trust and providing information reasonably requested by the Trust;

                  (ii) to execute the Sale and Servicing Agreement and all other necessary documents to effect the transactions contemplated therein;

                  (iii) the Seller shall make the representations and warranties set forth herein regarding the Seller and the Mortgage Loans as of the date of the transfer to the Trust;

                  (iv) to deliver to the Purchaser for inclusion in any prospectus or other offering material such publicly available information regarding the Seller, its financial condition and the mortgage loan delinquency, foreclosure and loss experience of its portfolio as is customarily set forth in a prospectus supplement with respect to a comparable mortgage pool, the underwriting of mortgage loans, the servicer, the servicing and collection of mortgage loans, lending activities and loan sales of the servicer, regulatory matters and delinquency and loss experience and any additional information reasonably requested by the Purchaser, and to deliver to the Purchaser unaudited consolidated financial statements of the Seller, in which case the Purchaser shall bear the cost of having such statements audited by certified public accountants if the Purchaser desires such an audit, or as is otherwise reasonably requested by the Purchaser and which the Seller is capable of providing without unreasonable effort or expense, and to indemnify the Purchaser and its affiliates for material misstatements or omissions contained in such information;

                  (v) to deliver to the Purchaser and to any person designated by the Purchaser, at the Purchaser's expense, such statements and audit letters issued by reputable, certified public accountants pertaining to information provided by the Seller pursuant to clause (iv) above as shall be reasonably requested by the Purchaser (it being acknowledged by Purchaser that the delivery of such statements and letters is subject to the consent of such accountants);

                  (vi) to deliver to the Purchaser, and to any Person designated by the Purchaser, such legal documents and in-house opinions of counsel as are customarily delivered by originators or servicers, as the case may be, and reasonably determined by the Purchaser to be necessary in connection with the transactions contemplated by the Sale and Servicing Agreement, it being understood that the cost of any opinions of outside special counsel that may be required shall be the responsibility of the Seller;

                  (vii) to cooperate fully with the Purchaser and any prospective Purchaser with respect to the preparation of Mortgage Loan documents and other documents and with respect to servicing requirements reasonably requested by the Rating Agencies and the Insurer; and

                  (viii) to negotiate and execute one or more custodial and servicing agreements among the Purchaser, the Seller and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Purchaser in its sole discretion after consultation with the Seller, in either case for the purpose of securitizing the Mortgage Loans.

                                  ARTICLE VII

                         Seller's Servicing Obligations

         Section 7.01. Seller's Servicing Obligations. The Seller, as an independent contract servicer, shall service and administer the Mortgage Loans in accordance with the terms and provisions set forth in Articles III, IV, V, VII and VIII of the Sale and Servicing Agreement which sections are hereby incorporated in this Agreement in their entirety (with, however, the changes and adjustments as provided in this Agreement) as if the same were contained in this
Article VII.

         To the extent any provision of any definition set forth in the Sale and Servicing Agreement shall conflict with any provision set forth in this Agreement, the provision or definition in this Agreement shall govern.

                                  ARTICLE VIII

                                Fees and Expenses

                  The Purchaser shall pay any salaries and other compensation due its employees and the legal fees and expenses of its attorneys and accountants. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans pursuant to this Agreement or the Sale and Servicing Agreement, including, without limitation, recording fees, fees for title policy endorsements and continuations, and fees for recording intervening assignments of Mortgage, shall be paid by the Seller. To the extent not paid out of the Trust pursuant to Section 8.7(d)(i) of the Indenture, the Seller shall pay the on-going fees of any custodian or trustee under the Sale and Servicing Agreement, the Trust Agreement or the Indenture. The Seller shall pay (i) the acceptance and file review fees of any custodian or trustee under this Agreement, the Indenture, the Trust Agreement or the Sale and Servicing Agreement and (ii) the costs of legal counsel and legal opinions, accounting comfort letters and fees, printing of disclosure documents, rating agency fees, Insurer up-front fees, SEC filing fees and the costs of any and all related document preparations associated with the Sale and Servicing Agreement, the Trust Agreement, the Indenture or this Agreement. The Seller also agrees to pay the fees and other amounts for which the Seller or Servicer is obligated under the Insurance Agreement.

                                   ARTICLE IX

                        Termination; Additional Remedies

                  Upon the occurrence of a Rapid Amortization Event due to an act or omission of the Seller (an "Event of Termination"), the Purchaser and its assignees shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of an Event of Termination shall not deny to the Purchaser or its assignees any remedy in addition to termination of its obligations to make purchases hereunder to which the Purchaser or its assignee may be otherwise appropriately entitled, whether by statute or applicable law, at law or in equity.

                                   ARTICLE X

                            Payment of Purchase Price

         Section 10.01. Purchase Price Payments. On the Closing Date and each Subsequent Transfer Date and on the next Business Day following each other day on which any Additional Balances relating to Mortgage Loans are funded by the Seller, on the terms and subject to the conditions of this Agreement, the Purchaser shall pay to the Seller the applicable Purchase Price by (i) making or causing to be made a cash payment to the Seller or its designee in such amount determined by the Purchaser, (ii) crediting the Seller with an additional capital contribution to the Purchaser, (iii) automatically increasing the principal amount outstanding under the Purchaser Note by the amount of the excess of the Purchase Price to be paid to the Seller for such purchased assets over the amount of any cash payment made on such day to the Seller and/or any capital contribution made by the Seller to the Purchaser, subject to a cap on such note at any time equal to $30 million or (iv) any combination of the foregoing.

         Section 10.02. The Purchaser Note.

         (a) On the Closing Date, the Purchaser shall deliver to the Seller a promissory note, substantially in the form of Exhibit A, payable to the order of the Seller (such promissory note, as the same has been or hereafter may be amended, supplemented, endorsed or otherwise modified from time to time, together with any promissory note issued from time to time in substitution therefor or renewal thereof in accordance with this Agreement, being herein called the "Purchaser Note"), which Purchaser Note shall, in accordance with its terms, be subordinated to all interests of the Trust, all claims to the cash flows from Trust assets and all obligations of the Purchaser, of any nature, now or hereafter arising under or in connection with the Sale and Servicing Agreement. The Purchaser Note shall evidence all amounts incurred thereunder subsequent to the Closing Date as provided in this Agreement. Subject to the foregoing, the Purchaser Note shall be payable in full on the date which is one year and one day after the Termination Date. The Purchaser Note shall bear interest at the "prime rate" as determined by the Indenture Trustee from time to time in effect. The Purchaser may prepay all or part of the outstanding balance of the Purchaser Note and interest accrued thereon from time to time without any premium or penalty, unless an Event of Default has occurred and is continuing or would result from such prepayment or payment.

         (b) The Servicer shall hold the Purchaser Note for the benefit of the Seller, and shall make all appropriate recordkeeping entries with respect to the Purchaser Note or otherwise to reflect the payments on and adjustments of the Purchaser Note. The Servicer's books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest on the Purchaser Note at any time. The Seller hereby irrevocably authorizes the Servicer to mark the Purchaser Note "CANCELLED" and to return the Purchaser Note to the Purchaser upon the full and final payment thereof after the Termination Date.

         (c) The Seller hereby agrees not to transfer, assign, exchange or otherwise convey or pledge, hypothecate or otherwise grant a security interest in the Purchaser Note or any interest represented thereby, and any attempt to transfer, assign, exchange, convey, pledge, hypothecate or grant a security interest in the Purchaser Note or any interest represented thereby shall be void and of no effect.

                                   ARTICLE XI

                                 Confidentiality

                  Purchaser and Seller each acknowledges that the information heretofore provided to them pursuant to the operation of this Agreement, is highly confidential, proprietary information of Seller or Purchaser, as the case may be. Purchaser and Seller each agrees that it will hold such information in strict confidence and will not disclose any part of such information to any person or entity, other than to its accountants and lawyers to the extent necessary for the performance of their duties and as required by law and other than to such other persons to the extent necessary, as determined by the Purchaser in its sole discretion, to complete the transactions contemplated hereunder and in the Sale and Servicing Agreement including the offering and issuance of the Notes; provided, however, that copies of this Agreement may be included as part of any filing made pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and any regulations promulgated thereunder. In furtherance of the foregoing, Purchaser and Seller each covenants that it will adhere to its established procedures for the maintenance of confidentiality with respect to such information. Purchaser and Seller each further agrees that it will not distribute such information within its own organization except to persons with a need to know such information in connection with the transactions contemplated by this Agreement.

                                  ARTICLE XII

                                      Term

                  This Agreement shall terminate on the Termination Date.

                                  ARTICLE XIII

                    Exclusive Benefit of Parties; Assignment

                  This Agreement is for the exclusive benefit of the parties hereto and their respective successors and assigns and shall not be deemed to give any legal or equitable right to any other person except the Sponsor, the Trust, the Noteholders and the Insurer. Notwithstanding the foregoing, the Seller covenants and agrees that the representations and warranties contained in this Agreement and the rights of the Purchaser hereunder are intended to benefit the Trust, the Noteholders and the Insurer. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto except to the Trust.

                                  ARTICLE XIV

                               Amendment; Waivers

                  This Agreement may be amended from time to time only by written agreement of Seller and Purchaser with the prior written consent of the Insurer, which consent shall not be unreasonably withheld. Any forbearance, failure, or delay by a party in exercising any right, power, or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by a party of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of a party shall continue in full force and effect until specifically waived by it in writing. No right, power or remedy shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred hereby or hereafter available at law or in equity or by statute or otherwise.

                                   ARTICLE XV

                            Execution in Counterparts

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

                                  ARTICLE XVI

                       Effect of Invalidity of Provisions

                  In case any one or more of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected, prejudiced or disturbed thereby.

                                  ARTICLE XVII

                                  Governing Law

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its rules regarding conflict of laws.

                                 ARTICLE XVIII

                                     Notices

                  Any notices, consents, directions, demands and other communications given under this Agreement (unless otherwise specified herein) shall be in writing and shall be deemed to have been duly given when personally delivered at or telecopied to the respective addresses or facsimile numbers, as the case may be, set forth on the signature page hereof for Seller and Purchaser, or to such other address or facsimile number as either party shall give notice to the other party pursuant to this Section. In the case of the Insurer, notices shall be provided to MBIA Insurance Corporation, 113 King Street, Armonk, NY 10504, Attention: (IPM-SF) (GreenPoint Home Equity Loan Trust 2001-2) (Telephone No. (914) 273-4545) (Telecopier No. (914) 765-3810). Notices,
consents, etc., may also be effected by first class mail, postage prepaid sent to the foregoing addresses and will be effective upon receipt by the intended recipient.

                                  ARTICLE XIX

                                Entire Agreement

                  This Agreement, including the Exhibits and Schedules hereto, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof.

                                   ARTICLE XX

                                   Indemnities

                  Without limiting any other rights which Purchaser or Seller may have hereunder or under applicable law, and in addition to any other indemnity provided hereunder, Seller hereby agrees to indemnify Purchaser and its respective officers, directors, agents and employees (each, an "Indemnified Party") from and against any and all Losses incurred by any of them relating to or resulting from:

                  (1) any representation or warranty made by Seller (or any officers, employees or agents of Seller) under or in connection with this Agreement, any periodic report required to be furnished thereunder or any other information or document delivered by Seller pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

                  (2) the failure by Seller to (a) comply with any applicable law, rule or regulation with respect to any Purchase or (b) perform or observe any material obligation or covenant hereunder; or

                  (3) the failure by Seller (if so requested by Purchaser) to execute and properly file, or any delay in executing and properly filing, financing statements or other similar instruments or documents under the Uniform Commercial Code of any applicable jurisdiction or other applicable laws with respect to the Mortgage Loans.

                  Promptly after receipt by an Indemnified Party under this
Article XX of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Article XX, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any Indemnified Party otherwise than under this Article XX. In case any such action is brought against any Indemnified Party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, to assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the indemnifying party and the Indemnified Party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the indemnifying party, the Indemnified Party or parties shall have the right to elect separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the indemnifying party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of counsel, the indemnifying party will not be liable for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by you in the case of Article XX, representing the Indemnified Parties under this Article XX, who are parties to such action), (ii) the indemnifying party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the Indemnified Party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall only be in respect of the counsel referred to in such clause (i) or (iii).

                                  ARTICLE XXI

                                RESPA Obligations

                  Seller agrees to discharge on Purchaser's behalf all obligations, including, without limitation, all disclosure obligations, which Purchaser may have under the Real Estate Settlement Procedures Act of 1974, as amended, in connection with Purchaser's purchases of Mortgage Loans hereunder. Purchaser agrees to provide Seller with such information as is reasonably necessary for Seller to discharge such obligations and hereby appoints Seller as its agent in its name for the purposes of, and only for the purposes of, performing such obligations. Seller hereby agrees to indemnify Purchaser and its respective officers, directors, agents and employees from any losses suffered by any such party in connection with Seller's obligations under this Article XXI.

                                  ARTICLE XXII

                                    Survival

                  All indemnities and undertakings of Seller and Purchaser hereunder shall survive the termination of this Agreement.

                                 ARTICLE XXIII

                                Right of Set-off

                  Upon the occurrence of any event or circumstance which requires Seller to make a payment hereunder, Purchaser is hereby authorized then or at any time or times thereafter, without notice to Seller (any such notice being expressly waived by Seller), to set-off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by Purchaser to or for the credit or the account of Seller against any and all of the obligations of Seller now or hereafter existing hereunder, irrespective of whether or not Purchaser shall have made any demand hereunder. Purchaser agrees promptly to notify Seller after any such set-off and application made by Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Purchaser under this Article XXIII are in addition to other rights and remedies which Purchaser may have.

                                  ARTICLE XXIV

                               Consent to Service

                  Each party irrevocably consents to the service of process by registered or certified mail, postage prepaid, to it at its address given pursuant to Article XVIII hereof.

                                  ARTICLE XXV

               Submission to Jurisdiction; Waiver of Trial by Jury

                  With respect to any claim arising out of this Agreement each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan, City of New York, and each party irrevocably waives any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating hereto brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party; provided that service of process is made as set forth in Article XXIV hereof, or by any other lawful means. To the extent permitted by applicable law, Purchaser and Seller each irrevocably waive all right of trial by jury in any action, proceeding or counterclaim arising out of or in connection with this Agreement or any matter arising hereunder.

                                  ARTICLE XXVI

                                  Construction

                  The headings in this Agreement are for convenience only and are not intended to influence its construction. References to Articles, Sections, Schedules and Exhibits in this Agreement are to the Articles, Sections of and Schedules and Exhibits to this Agreement. The Schedules and Exhibits are hereby incorporated into and form a part of this Agreement. In this Agreement, the singular includes the plural, the plural the singular, the words "and" and "or" are used in the conjunctive or disjunctive as the sense and circumstances may require and the word "including" means "including, but not limited to." Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                                 ARTICLE XXVII

                               Further Agreements

                  The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

                  IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized, all as of the date first written above.


                                GREENPOINT MORTGAGE SECURITIES INC.,
                                  as Purchaser

                                100 Wood Hollow Drive
                                Doorstop # 32210
                                Novato, California  94945


                                By:  /s/ Nathan Hieter
                                    ----------------------------------------
                                    Name:  Nathan Hieter
                                    Title:  Vice President


                                GREENPOINT MORTGAGE FUNDING, INC.,
                                   as Seller

                                100 Wood Hollow Drive
                                Novato, California  94945


                                By:  /s/ Robert Bernstein
                                    -------------------------------
                                    Name: Robert Bernstein
                                    Title:  Senior Vice President




                       [Mortgage Loan Purchase Agreement]

                                                                      EXHIBIT A


                             FORM OF NON-NEGOTIABLE
                       GREENPOINT MORTGAGE SECURITIES INC.
                                 PROMISSORY NOTE


                                                              November 20, 2001

EXCEPT TO THE EXTENT PROVIDED IN THE PURCHASE AGREEMENT REFERRED TO BELOW, THIS PROMISSORY NOTE AND ANY INTEREST REPRESENTED HEREBY SHALL NOT BE TRANSFERRED, ASSIGNED, EXCHANGED, CONVEYED, PLEDGED, HYPOTHECATED OR OTHERWISE THE SUBJECT OF THE GRANT OF A SECURITY INTEREST AND ANY ATTEMPT TO TRANSFER, ASSIGN, EXCHANGE, CONVEY, PLEDGE, HYPOTHECATE OR GRANT A SECURITY INTEREST IN THIS PROMISSORY NOTE OR ANY INTEREST REPRESENTED HEREBY SHALL BE VOID AND OF NO EFFECT.

         For VALUE RECEIVED, the undersigned, GREENPOINT MORTGAGE SECURITIES INC., a Delaware corporation (the "Purchaser"), promises to pay to GREENPOINT MORTGAGE FUNDING, INC., a California corporation (the "Seller"), on the terms and subject to the conditions set forth herein and in the Purchase Agreement referred to below, the aggregate unpaid Purchase Price of all assets purchased and to be purchased by the Purchaser pursuant to the Purchase Agreement; provided that such amount shall in no event exceed $30,000,000. Such amount as shown in the records of the Seller will be rebuttable presumptive evidence of the principal amount owing under this Note.

         1. Purchase and Sale Agreement. This Note is the Purchaser Note described in, and is subject to the terms and conditions set forth in, that certain Mortgage Loan Purchase Agreement dated as of November 1, 2001 (as the same may be amended, supplemented, restated or otherwise modified in accordance with its terms, the "Purchase Agreement"), between the Seller and the Purchaser. Reference is hereby made to the Purchase Agreement for a statement of certain other rights and obligations of the Purchaser and the Seller.

         2. Definitions. Capitalized terms used (but not defined) herein have the meanings ascribed thereto in the Purchase Agreement. In addition, as used herein, the following terms have the following meanings:

                  "Bankruptcy Proceedings" has the meaning set forth in clause
(a) of paragraph 7 hereof.

                  "Final Maturity Date" means the date that falls one year and one day after the Termination Date.

                  "Junior Liabilities" means all obligations of the Purchaser to the Seller under this Note and under all similar notes issued by the Purchaser to the Seller in connection with any previous or future securitization transactions.

                  "Senior Liabilities" means all obligations of the Purchaser to the Trust and any other obligations of the Purchaser arising under or in connection with the Sale and Servicing Agreement, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or thereafter existing, or due or to become due on or before the Final Maturity Date.

                  "Subordination Provisions" means, collectively, clauses (a) through (j) of paragraph 7 hereof.

         3. Interest. Subject to the Subordination Provisions and paragraph 10 hereof, the Purchaser promises to pay interest on the aggregate unpaid principal amount of this Note outstanding on each day, at a variable rate equal to the rate publicly announced by the Indenture Trustee from time to time as its "prime lending rate."

         4. Interest Payment Dates. Subject to the Subordination Provisions, paragraph 10 hereof and Section 10.02 of the Purchase Agreement, the Purchaser shall pay accrued interest on this Note on each Payment Date and on the Final Maturity Date. The Purchaser also shall pay accrued interest on the principal amount of each prepayment hereof on the date of each such prepayment.

         5. Basis of Computation. Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

         6. Principal Payment Dates. Subject to the Subordination Provisions, any unpaid principal of this Note shall be paid on the Final Maturity Date (or, if such date is not a Business Day, the next succeeding Business Day). Subject to the Subordination Provisions, paragraph 10 hereof and Section 10.02 of the Purchase Agreement, the principal amount of and accrued interest on this Note may be prepaid on any Business Day without premium or penalty.

         7. Subordination Provisions. The Purchaser covenants and agrees, and the Seller, by its acceptance of this Note, likewise covenants and agrees, that the payment of all Junior Liabilities is hereby expressly subordinated in right of payment to the payment and performance of the Senior Liabilities to the extent and in the manner set forth in the following clauses of this paragraph 7:

                  (a) (i) In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Purchaser, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency, receivership or other similar proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Purchaser or any sale of all or substantially all of the assets of the Purchaser except pursuant to the Sale and Servicing Agreement (such proceedings being herein collectively called "Bankruptcy Proceedings"), and (ii) on and after the occurrence of an Event of Default, the Senior Liabilities shall first be paid and performed in full and in cash before the Seller shall be entitled to receive and to retain any payment or distribution in respect of the Junior Liabilities. In order to implement the foregoing: (x) all payments and distributions of any kind or character in respect of the Junior Liabilities to which the Seller would be entitled except for this clause (a) shall be made directly to the Indenture Trustee (for the benefit of the Noteholders, the Class S Certificateholders, and the Insurer); and (y) the Seller hereby irrevocably agrees that the Indenture Trustee (on behalf of the Noteholders), in the name of the Seller or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Seller relating to the Junior Liabilities, in each case until the Senior Liabilities shall have been paid and performed in full and in cash.
                                      A-2

                  (b) Following the occurrence of any of the events described in clause (a)(i) or (ii), in the event that the Seller receives any payment or other distribution of any kind or character from the Purchaser or from any other source whatsoever, in respect of the Junior Liabilities, such payment or other distribution shall be received in trust for the Indenture Trustee and shall be turned over by the Seller to the Indenture Trustee (for the benefit of the Noteholders, the Class S Certificateholders, and the Insurer) forthwith. All payments and distributions received by the Indenture Trustee in respect of this Note, to the extent received in or converted into cash, may be applied by the Indenture Trustee (for the benefit of the Noteholders, the Class S Certificateholders, and the Insurer) first to the payment of any and all reasonable expenses (including reasonable attorneys' fees and legal expenses) paid or incurred by the Indenture Trustee, the Noteholders, the Class S Certificateholders, or the Insurer in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon the Junior Liabilities, and any balance thereof shall, solely as between the Seller and the Noteholders, the Class S Certificateholders, and the Insurer, be applied by the Indenture Trustee toward the payment of the Senior Liabilities in a manner determined by the Indenture Trustee to be in accordance with the Indenture; but as between the Purchaser and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Liabilities.

                  (c) Upon the final payment in full and in cash of all Senior Liabilities, the Seller shall be subrogated to the rights of the Indenture Trustee to receive payments or distributions from the Purchaser that are applicable to the Senior Liabilities until the Junior Liabilities are paid in full.

                  (d) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Seller, on the one hand, and the Indenture Trustee (on behalf of Noteholders, the Class S Certificateholders, and the Insurer), on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Note (subject to paragraph 10 hereof) is intended to or shall impair, as between the Purchaser, its creditors (other than the Noteholders, the Class S Certificateholders, and the Insurer) and the Seller, the Purchaser's obligation, which is unconditional and absolute, to pay the Junior Liabilities as and when the same shall become due and payable in accordance with the terms hereof (subject to paragraph 10 hereof) and of the Purchase Agreement or to affect the relative rights of the Seller and creditors of the Purchaser (other than the Noteholders, the Class S Certificateholders, and the Insurer).

                  (e) The Seller shall not, until the Senior Liabilities have been finally paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Purchaser, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or thereafter existing, or due or to become due (other than the Senior Liabilities), the Junior Liabilities or any rights in respect hereof or (ii) convert the Junior Liabilities into an equity interest in the Purchaser, unless, in the case of each of clauses (i) and (ii) above, the Seller shall have received the prior written consent of the Indenture Trustee and the Insurer in each case.

                  (f) The Seller shall not, except without the advance written consent of the Indenture Trustee and the Insurer commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Purchaser until at least one year and one day have passed since the Termination Date.

                  (g) If, at any time, any of the payment (in whole or in part) made with respect to any Senior Liabilities is rescinded or must be restored or returned by the Indenture Trustee or Noteholders, the Class S Certificateholders, or the Insurer (whether in connection with any Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

                  (h) The Indenture Trustee (on behalf of Noteholders, the Class S Certificateholders, and the Insurer) may, from time to time, with the consent of the Insurer without notice to the Seller, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: retain or obtain an interest in any property to secure any of the Senior Liabilities; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Liabilities;
(iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Liabilities, or release or compromise any obligation of any nature with respect to any of the Senior Liabilities; (iv) amend, supplement, amend and restate, or otherwise modify the Sale and Servicing Agreement or any related document; and (v) release its security interest in or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Liabilities, or extend or renew for one or more periods (whether or not longer than the original period) or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property.

                  (i) The Seller hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Noteholders, the Class S Certificateholders, and the Insurer, (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Liabilities; and
(iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Liabilities, or any thereof, or any security therefor.

                  (j) These Subordination Provisions constitute a continuing offer from the Purchaser to all Persons who become the holders of, or who continue to hold, Senior Liabilities; and these Subordination Provisions are made for the benefit of the Noteholders, the Class S Certificateholders and the Insurer, and the Indenture Trustee may proceed to enforce such provisions on behalf of each of such Persons.

         8. General. No failure or delay on the part of the Seller in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Note shall in any event be effective unless (a) the same shall be in writing and signed and delivered by the Purchaser and the Seller, and (b) all consents required for such actions under the Purchase Agreement and the Sale and Servicing Agreement shall have been received by the appropriate Persons. The rights and remedies granted hereunder to the Indenture Trustee and the Noteholders are subject to exercise as provided in the Purchase Agreement and the Sale and Servicing Agreement.

         9. Limitation on Interest. Notwithstanding anything in this Note to the contrary, the Purchaser shall never be required to pay unearned interest on any amount outstanding hereunder, and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum interest rate that may be contracted for, charged or received without violation of applicable federal or state law.

         10. Acknowledgment. The Seller acknowledges and agrees that it has no rights to payment under this Note, and will not make any claim for payment hereunder, unless funds are available for payment by the Purchaser in excess of amounts due and payable by it at the time under the Sale and Servicing Agreement and under all similar notes issued by the Purchaser to the Seller in connection with any previous or future securitizations.

         11. No Negotiation. This Note is not negotiable.

         12. Governing Law. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

         13. Captions. Paragraph captions used in this Note are provided solely for convenience of reference only and shall not affect the meaning or interpretation of any provision of this Note.

                                 GREENPOINT MORTGAGE SECURITIES INC.

                                 By:_________________________________

                                 Name:______________________________

                                 Title:_______________________________

                                                                     SCHEDULE I


                             MORTGAGE LOAN SCHEDULE





                        [On file with Indenture Trustee]

                                                                      EXHIBIT B

                        Mortgage Loan Purchase Agreement

                           [Form of Purchase Request]

GreenPoint Mortgage Securities Inc.
100 Wood Hollow Drive
Doorstop #32210
Novato, California 94945


                  Pursuant to Section 2.04 of the Mortgage Loan Purchase Agreement dated as of November 1, 2001 (the "Purchase Agreement") between GreenPoint Mortgage Funding, Inc. and you, we hereby offer to sell, transfer and assign to you all of GreenPoint Mortgage Funding, Inc.'s right, title and interest in and to the Subsequent Mortgage Loans identified in the attached schedule on the following date (the "Subsequent Transfer Date"): ____________, including any Additional Balances thereto, in accordance with the terms of the Purchase Agreement.

                  Please acknowledge your acceptance of such offer by executing this Purchase Request in the space provided below and returning it to GreenPoint Mortgage Funding, Inc. at ___________ by facsimile with an original acceptance to follow by first class mail.

                  The failure of GreenPoint Mortgage Securities Inc. to return this Purchase Request after execution by GreenPoint Mortgage Securities Inc., to GreenPoint Mortgage Funding, Inc. in the manner provided above within three Business Days prior to the Purchase Date (five business days, if this Purchase Request was received by you at least two calendar weeks prior to the above-referenced Purchase Date) shall constitute an acceptance of the offer communicated hereby.

                                            Very truly yours,

                                            GreenPoint Mortgage Funding, Inc.


                                            By:_______________________________
                                               Name:
                                               Title:

Agreed to and acknowledged
this ____ day of, ____________, _____.

GreenPoint Mortgage Securities Inc.


By:____________________________
   Name:
   Title: